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Exhibit 10.3

FORM OF

OMNIBUS AGREEMENT

among

OGE ENERGY CORP.,

OGE ENOGEX HOLDINGS LLC,

OGE ENOGEX GP LLC,

OGE ENOGEX PARTNERS L.P.,

ENOGEX OPERATING LLC

and

ENOGEX LLC

OMNIBUS AGREEMENT

        THIS OMNIBUS AGREEMENT ("Agreement") is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among OGE Energy Corp., an Oklahoma corporation ("OGE Energy"), OGE Enogex Holdings LLC, a Delaware limited liability company ("OGE Enogex Holdings"), OGE Enogex GP LLC, a Delaware limited liability company (the "General Partner"), OGE Enogex Partners L.P., a Delaware limited partnership (the "Partnership"), Enogex Operating LLC, a Delaware limited liability company ("Enogex Operating"), and Enogex LLC, a Delaware limited liability company ("Enogex"). The above-named entities are sometimes referred to in this Agreement each as a "Party" and collectively as the "Parties."

RECITALS:

        1.     The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to the amounts to be paid or reimbursed by the Partnership and Enogex for certain general and administrative services to be performed by OGE Energy and its Affiliates (as defined herein) as well as direct expenses, including operating expenses, incurred by OGE Energy and its Affiliates for and on behalf of the Partnership Group (as defined herein) and Enogex, as the case may be.

        2.     The Parties desire to evidence their agreement, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties.

        In consideration of the agreements contained herein, and for other good and valuable consideration, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions.

        As used in this Agreement, the following terms shall have the respective meanings set forth below:

        "Affiliate" is defined in the Partnership Agreement.

        "Agreement" means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time.

        "Cause" is defined in the Partnership Agreement.

        "Change of Control" means, with respect to any Person (the "Applicable Person"), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person's assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a "person" or "group" (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.

        "Closing Date" means the date of the closing of the Partnership's initial public offering of Common Units.

        "Common Unit" is defined in the Partnership Agreement.

        "Conflicts Committee" is defined in the Partnership Agreement.

        "Contribution Agreement" means the Contribution, Conveyance and Assumption Agreement, dated the Closing Date, by and among OGE Energy, OGE Enogex Holdings, the General Partner, Enogex Operating and Enogex, as it may be amended, modified or supplemented from time to time, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

        "Covered Environmental Losses" means all environmental and toxic tort Losses suffered or incurred by reason of or arising out of:

            (i)  any violation or correction of violation of Environmental Laws;

           (ii)  any Environmental Activities required pursuant to Environmental Laws to address a Release of Hazardous Substances; or

          (iii)  any event, omission or condition associated with ownership or operation of the Enogex Assets relating to Environmental Activities (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or Releasing to or from the Enogex Assets or the exposure to or migrating of Hazardous Substances arising out of operation of the Enogex Assets at non-Enogex Asset locations, as the case may be) including, without limitation, (A) the cost and expense of any Environmental Activities, (B) the cost and expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work; provided, in each case of clauses (A) and (B), such cost and expense shall not include the costs associated with project management and soil and ground water monitoring.

        "CPI Index" is defined in Section 2.1(c) of this Agreement.

        "Enogex" is defined in the introduction to this Agreement.

        "Enogex Assets" means the assets of the Enogex Group (including those natural gas gathering, processing, transportation and storage assets as described in the Registration Statement) as of the Closing Date.

        "Enogex Group" means Enogex and its Subsidiaries treated as a single consolidated entity.

        "Enogex Group Member" means any member of the Enogex Group.

        "Enogex LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of Enogex, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Enogex LLC Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.

        "Enogex Operating" is defined in the introduction to this Agreement.

        "Environmental Activities" shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

        "Environmental Laws" means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances; including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date.

        "Environmental Permit" means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "G&A Expenses Limits" is defined in Section 2.1(c) of this Agreement.

        "General Partner" is defined in the introduction to this Agreement.

        "Group Member" means any Enogex Group Member or Partnership Group Member.

        "Hazardous Substance" means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including, without limitation, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.

        "Indemnified Party" means the Person entitled to indemnification in accordance with Article III.

        "Indemnifying Party" means the Person from whom indemnification may be required in accordance with Article III.

        "Liens" is defined in Section 3.2(a) of this Agreement.

        "Limited Partner" is defined in the Partnership Agreement.

        "Losses" means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney's and experts' fees) of any and every kind or character.

        "Membership Interest" means the 25% controlling membership interest in Enogex transferred by OGE Energy or Affiliates thereof to a Subsidiary of the Partnership pursuant to the Contribution Agreement.

        "OGE Energy" is defined in the introduction to this Agreement.

        "OGE Enogex Holdings" is defined in the introduction to this Agreement.

        "Outstanding" is defined in the Partnership Agreement.

        "Partnership" is defined in the introduction to this Agreement.

        "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of OGE Enogex Partners L.P., dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.

        "Partnership Assets" means the assets of the Partnership Group as of the Closing Date; provided, however that interests in Enogex and its Subsidiaries are not deemed to be Partnership Assets.

        "Partnership Entities" means the General Partner and each Partnership Group Member.

        "Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity; provided, however, that the Enogex Group is not deemed to be part of the Partnership Group.

        "Partnership Group Member" means any member of the Partnership Group.

        "Party" and "Parties" are defined in the introduction to this Agreement.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-144089), as amended, filed with the Securities and Exchange Commission with respect to the proposed initial public offering of Common Units by the Partnership.

        "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. The parties acknowledge and agree that for these purposes Enogex is not a Subsidiary of the Partnership. The parties further acknowledge and agree that Enogex distributed to OGE Energy all of the capital stock of OGE Energy Resources Inc., an Oklahoma corporation, and Enogex Exploration Corporation, an Oklahoma corporation, that was held by Enogex prior to the execution of this Agreement and that such corporations are not subsidiaries of Enogex.

        "Units" is defined in the Partnership Agreement.

        "Voting Securities" means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE II

REIMBURSEMENT OBLIGATIONS

        Section 2.1    Reimbursement for Allocated General and Administrative Expenses; Limitations on Reimbursement.

        (a)   OGE Energy hereby agrees to continue to provide, or cause to be provided, to the Enogex Group and the Partnership Group certain general and administrative services, such as legal, accounting, treasury, finance, investor relations, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities, fleet management and media services, that shall be substantially identical in nature and quality to the services of such type previously provided by or on behalf of OGE Energy in connection with the management and operation of the Enogex Group or the Partnership Group (or their predecessors), the Enogex Assets or the Partnership Assets during the twelve-month period prior to the Closing Date. In the event that the Enogex Group or the Partnership Group makes any acquisitions of assets or businesses (other than from any Group Member) during the first three years following the date of this Agreement, OGE Energy will similarly provide, or cause to be provided, general and administrative services that are substantially identical in nature and quality to the services of such type previously provided, or caused to be provided, by OGE Energy in connection with their management and operation of such assets or businesses prior to their acquisition by the Enogex Group or the Partnership Group, as the case may be.

        (b)   (i)    Subject to the provisions of Section 2.1(c) below, the Enogex Group hereby agrees to reimburse OGE Energy for all expenses and expenditures that OGE Energy or its Affiliates (other than any Enogex Group Member) incur or payments they make on behalf of the Enogex Group for the general and administrative services described in Section 2.1(a).

         (ii)    Subject to the provisions of Section 2.1(c) below, the Partnership Group hereby agrees to reimburse OGE Energy for all expenses and expenditures that OGE Energy or its Affiliates (other than any Partnership Group Member) incur or payments they make on behalf of the Partnership Group for the general and administrative services described in Section 2.1(a).

        (c)   The amount for which OGE Energy shall be entitled to reimbursement from the Enogex Group and the Partnership Group pursuant to this Section 2.1 for such general and administrative expenses shall not exceed $12.3 million and $4.1 million, respectively, annually in the aggregate for a period of three (3) years following the date of this Agreement (the "G&A Expenses Limits"). Following the first year of such three-year period, the G&A Expenses Limits shall be increased annually over the next two years by the percentage increase in the Consumer Price Index—All Urban Consumers, U.S. City Average, Not Seasonally Adjusted for the applicable year (the "CPI Index"). In making such adjustment, the G&A Expenses Limits shall be increased on the first anniversary of this Agreement by the CPI Index for the prior year period based on the most recent information available from the U.S. Department of Labor and similarly increased on the second anniversary of this Agreement by the CPI Index for the prior year period. In the event that the Enogex Group or the Partnership Group makes any acquisitions of assets or businesses or the business of the Enogex Group or the Partnership Group otherwise expands during the first three years following the date of this Agreement, then the G&A Expenses Limits shall be appropriately increased in order to account for adjustments in the nature and extent of the general and administrative services provided by or on behalf of OGE Energy to the Enogex Group or the Partnership Group, as the case may be, with any such increase in the G&A Expenses Limits subject to the approval of the Conflicts Committee. After the third anniversary of the date of this Agreement, the G&A Expenses Limits will no longer apply and the General Partner will determine the amount of general and administrative expenses that will be properly allocated to the Enogex Group and the Partnership Group in accordance with the terms of the Partnership Agreement. The G&A Expenses Limits shall not apply to reimbursement for direct expenses of the Enogex Group or the Partnership Group as provided in Section 2.2.

        Section 2.2    Reimbursement for Direct Expenses.

        (a)   (i)    The Enogex Group hereby agrees to reimburse OGE Energy and its Affiliates (other than any Group Member) for all direct expenses and expenditures they incur or payments they make on behalf of the Enogex Group, including, but not limited to, (A) salaries of operational personnel performing services on the Enogex Group's behalf, the cost of employee benefits for such personnel and general and administrative expense associated with such personnel, (B) capital expenditures, (C) maintenance and repair costs, (D) taxes and (E) operating expenses associated with the operation of the Enogex Assets.

         (ii)    The Partnership Group hereby agrees to reimburse OGE Energy and its Affiliates (other than any Group Member) for all direct expenses and expenditures they incur or payments they make on behalf of the Partnership Group, including, but not limited to, (A) salaries of operational personnel performing services on the Partnership Group's behalf, the cost of employee benefits for such personnel and general and administrative expense associated with such personnel, (B) capital expenditures, (C) maintenance and repair costs, (D) taxes and (E) operating expenses associated with the operation of the Partnership Assets.

        (b)   The Partnership Group hereby agrees to reimburse OGE Energy and its Affiliates (other than any Group Member) for all expenses and expenditures they incur or payments they make as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports to unitholders, tax returns and Schedule K-1 preparation and distribution, investor relations, independent auditor fees, registrar and transfer agent fees, incremental insurance costs, legal fees and independent director compensation.

        (c)   The obligations of the Enogex Group and the Partnership Group to reimburse OGE Energy and its Affiliates pursuant to this Section 2.2 shall not be subject to any monetary limitation, including limitations of the type provided by the G&A Expenses Limits contained in Section 2.1.

ARTICLE III

INDEMNIFICATION

        Section 3.1    Environmental Indemnification.

        (a)   Subject to the provisions of Section 3.3, OGE Energy shall indemnify, defend and hold harmless the Enogex Group from and against any Covered Environmental Losses suffered or incurred by the Enogex Group relating to the ownership and operation of the Enogex Assets for a period of three (3) years from the Closing Date to the extent that the violation complained of under clause (i) of the definition of Covered Environmental Losses, the Release referenced in clause (ii) of the definition of Covered Environmental Losses, or such events, omissions or conditions included in clause (iii) of the definition of Covered Environmental Losses, occurred on or before the Closing Date; provided however, that such indemnity shall not apply to Covered Environmental Losses to the extent reserved on the books of the Enogex Group as of the Closing Date.

        (b)   The Enogex Group shall indemnify, defend and hold harmless OGE Energy and its Affiliates (other than any Group Member) from and against any Covered Environmental Losses suffered or incurred by OGE Energy or such Affiliates relating to the ownership and operation of the Enogex Assets to the extent that the violation complained of under clause (i) of the definition of Covered Environmental Losses, the Release referenced in clause (ii) of the definition of Covered Environmental Losses, or such events, omissions or conditions included in clause (iii) of the definition of Covered Environmental Losses, occurred after the Closing Date; except to the extent that the Enogex Group is indemnified with respect to any such Covered Environmental Losses under Section 3.1(a).

        (c)   The aggregate liability of OGE Energy under Section 3.1(a) shall not exceed $10.0 million.

        (d)   No claims may be made against OGE Energy for indemnification pursuant to Section 3.1(a) unless the aggregate dollar amount of Covered Environmental Losses suffered or incurred by the Enogex Group exceeds $250,000, after such time OGE Energy shall be liable only for Covered Environmental Losses in excess of such amount, subject to the limitation set forth in Section 3.1(c) above.

        (e)   Notwithstanding anything herein to the contrary, in no event shall OGE Energy have any indemnification obligations under this Agreement for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.

        Section 3.2    Additional Indemnification.

        (a)   Subject to the provisions of Section 3.3, OGE Energy shall indemnify, defend and hold harmless (i) the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of the failure of the Partnership Group to have good and marketable title, free and clear of any and all claims, liens, security interests, mortgages, restrictions, pledges, debts, charges, voting agreements, rights of third parties or other encumbrances or restrictions on transfer of any kind whatsoever ("Liens") to the Membership Interest on the Closing Date and to have on the Closing Date any consent or governmental permit necessary to own the Membership Interest and to act as the managing member of Enogex pursuant to the terms of the Enogex LLC Agreement and (ii) the Enogex Group and the Partnership Group from and against any Losses suffered or incurred by the Enogex Group and the Partnership Group, as the case may be, by reason of or arising out of:

             (A)    the failure of the Enogex Group to be the owner on the Closing Date of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any Enogex Assets, and such failure renders the Enogex Group liable or unable to own and use or operate the Enogex Assets in substantially the same manner that the Enogex Assets were owned and used or operated by OGE Energy or its Affiliates immediately prior to the Closing Date as described in the Registration Statement;

             (B)    the failure of the Enogex Group to have on the Closing Date any consent or government permit necessary to allow the Enogex Group to own and use or operate the Enogex Assets in substantially the same manner that such assets were owned and used or operated by OGE Energy or its Affiliates immediately prior to the Closing Date as described in the Registration Statement;

             (C)    all federal, state and local income tax liabilities attributable to the ownership, management and operation of the Enogex Group and the Partnership Group or the ownership and operation of the Enogex Assets and the Partnership Assets on or prior to the Closing Date, including (1) any such income tax liabilities of OGE Energy and its Affiliates (including any Group Member) that may result from the consummation of the formation transactions for the Enogex Group or the Partnership Group and (2) any income tax liabilities arising under Treasury Regulation 1.1502-6 and any similar provisions from state, local or foreign applicable law, by contract, as successor, transferred or otherwise, or which income tax is attributable to having been a member of a consolidated, combined or unitary group; and

             (D)    all pending legal actions as of the Closing Date against one or more Enogex Group Members or Partnership Group Members or involving or otherwise relating to one or more Enogex Group Members or Partnership Group Members;

provided, however, that such indemnity shall not apply to Losses to the extent reserved on the books of the Enogex Group as of the Closing Date; provided further, however, that, in the case of clause (ii) above, such indemnification obligations shall survive for three (3) years from the Closing Date except that, in the case of subclause (C) of clause (ii) above, such indemnification obligations shall survive until sixty (60) days after the expiration of any applicable statute of limitations.

        (b)   In addition to and not in limitation of the indemnification provided under this Article III, the Enogex Group shall indemnify, defend, and hold harmless OGE Energy and its Affiliates (other than any Group Members) from and against any Losses suffered or incurred by OGE Energy or such Affiliates by reason of or arising out of events and conditions associated with the ownership and operation of the Enogex Assets that occur after the Closing Date (other than Covered Environmental

Losses, which are covered by Section 3.1) except to the extent that the Enogex Group is indemnified with respect to any Losses under Section 3.2(a).

        Section 3.3    Indemnification Procedures.

        (a)   The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article III, they will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).

        (b)   The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court or similar authority and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

        (c)   The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

        (d)   In determining the amount of any Loss or Covered Environmental Loss for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party with respect to the indemnified matter, net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons. The Partnership hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities.

ARTICLE IV

MISCELLANEOUS

        Section 4.1    Choice of Law; Submission to Jurisdiction.

        This Agreement shall be subject to and governed by the laws of the State of Oklahoma, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Oklahoma and to venue in Oklahoma City, Oklahoma.

        Section 4.2    Notice.

        All notices or other communications provided for by, or permitted to be given pursuant to, or otherwise in connection with this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by transmitting by national overnight courier or by delivering such notice in person or by facsimile to such Party. Notice given by mail, national overnight courier or personal delivery shall be effective upon actual receipt. Notice given by facsimile shall be effective upon confirmation of receipt when transmitted by facsimile if transmitted during the recipient's normal business hours or at the beginning of the recipient's next business day after receipt if not transmitted during the recipient's normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.

  If to OGE Energy:

  OGE Energy Corp.
  321 North Harvey
  Oklahoma City, Oklahoma 73101-0321
  Attention: General Counsel
  Fax:
  Email:

  If to the Partnership Entities:

  OGE Enogex Partners L.P.
  600 Central Park Two, 515 Central Park Drive
  Oklahoma City, Oklahoma 73124
  Attention: General Counsel
  Fax:
  Email:

  If to any Enogex Group Member:

  Enogex LLC
  600 Central Park Two, 515 Central Park Drive
  Oklahoma City, Oklahoma 73124
  Attention: General Counsel
  Fax:
  Email:

        Section 4.3    Entire Agreement.

        This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

        Section 4.4    Termination.

        Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal, this Agreement, other than the provisions set forth in Article III hereof, may immediately thereupon be terminated by either the General Partner or OGE Energy. This Agreement, other than the provisions set forth in Article III hereof, shall also terminate upon a Change of Control of the General Partner or the Partnership, other than any Change of Control of the General Partner or the Partnership that may be deemed to have occurred pursuant to clause (iv) of the definition of Change of Control solely as a result of a Change of Control of OGE Energy; provided, however, that the parties acknowledge and agree that the sale or transfer by OGE Energy or its Affiliates (other than any Partnership Group Member) to a Partnership Group Member of the membership interests of Enogex will not, by itself, give rise to the right to terminate this Agreement pursuant to this Section 4.4.

        Section 4.5    Effect of Waiver or Consent.

        No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

        Section 4.6    Amendment or Modification.

        This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an "Amendment" or an "Addendum" to this Agreement.

        Section 4.7    Assignment; Third Party Beneficiaries; Rights of Third Parties.

        No Party shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto. Each of the Parties hereto specifically intends that each entity comprising the Partnership Entities and the Enogex Group, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Except as set forth in this Section 4.7, no shareholder, limited partner, member or assignee of OGE Energy, the Partnership or Enogex, as the case may be, or other Person shall have the right, separate and apart from OGE Energy, the Partnership or Enogex to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

        Section 4.8    Counterparts.

        This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

        Section 4.9    Severability.

        If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

        Section 4.10    Further Assurances.

        In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

        Section 4.11    Successors.

        This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OGE ENERGY CORP.
By:

Name:
Title:
OGE ENOGEX HOLDINGS LLC
By:	OGE ENERGY CORP., as Sole Member
By:

Name:
Title:
OGE ENOGEX GP LLC
By:

Name:
Title:
OGE ENOGEX PARTNERS L.P.
By:	OGE ENOGEX GP LLC, as General Partner
By:

Name:
Title:

        [Signature Page to the Omnibus Agreement]

ENOGEX OPERATING LLC
By:	OGE ENOGEX PARTNERS L.P., as Sole Member
	By:	OGE ENOGEX GP LLC., as General Partner
By:

Name:
Title:
ENOGEX LLC
By:

Name:
Title:

        [Signature Page to the Omnibus Agreement]

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  Exhibit 10.3